                   TERMINATION OF LOAN AND RELATED AGREEMENTS

     This Termination of Loan and Related Agreements, dated as of November 1,
2005 (the "Termination Agreement"), is executed by and among the signatories hereto.

                                    Recitals
                                    --------

     A. On March 15, 2002, Mackin Charitable Remainder Trust (the "Trust") made a loan of $1,000,000 (the "Loan") to Cedric Kushner Boxing, Inc. ("Boxing"), an
affiliate of Cedric Kushner Promotions, Inc. ("CKP"). The Loan (i) is evidenced by the 10% Senior Promissory Note dated March 15, 2002 (the "Note"), (ii) is secured by the Pledge and Security Agreement, dated as of March 15, 2002 and as amended as of May 9, 2003 (as so amended, the "Pledge Agreement"), by and among
Big Content, Inc., the Trust and Livingston Investments, LLC ("Livingston") and
(iii) has the benefit of the Guarantee Agreement, dated as of April 30, 2002, by
Cedric Kushner Promotions, Ltd. ("Promotions"), CKP (formerly known as
"Zenascent, Inc.") and Big Content, Inc. (the "Guarantee Agreement").

     B. On February 10, 2005, Livingston, the Trust, CKP, Promotions and Boxing
executed a Term Sheet for Modification of Loan and Consulting Arrangements (as
amended by the letter agreements dated as of March 9, 2005, June 21, 2005,
August 16, 2005 and October 3, 2005 and hereinafter referred to as the "Term
Sheet").

     C. In accordance with the Term Sheet, Livingston, the Trust, CKP,
Promotions and Boxing are entering into the more Definitive Documentation evidencing the transactions contemplated by the Term Sheet (the "Definitive
Documentation").

                                    Agreement
                                    ---------

     In consideration of the agreements contained herein, the parties hereto hereby agree as follows:

     Section 1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Term Sheet.

     Section 2. Termination.

     (a) Concurrently with the execution and delivery of this Termination
Agreement, CKP is delivering to Livingston the Warrants required by the Term
Sheet. CKP agrees to (i) deliver to Livingston by November 8, 2005 a stock certificate representing the 800,000 shares of Common Stock required by the Term
Sheet (the "Shares") and (ii) pay, on behalf of Boxing, Livingston on December
15, 2005 in immediately available funds, the sum of $257,000 (the "Cash
Payment"). The Warrants, the Shares and the Cash Payment with (i) the aggregate payments of $143,000 previously made by CKP to Livingston and (ii) the other consideration provided for under the Term Sheet and the more Definitive
Documentation will constitute full payment of the amounts owed under the Note pursuant to the Term Sheet.

     (b) Conditioned upon (i) the receipt of good same day funds for the Cash
Payment, (ii) the receipt of the Shares and (iii) execution by and among
Livingston, the Trust, CKP, Promotions and Boxing of the Definitive
Documentation, (A) the Loan is hereby terminated and of no further force or effect; (B) the Trust will deliver to Boxing the Note, marked "cancelled" or an
Affidavit of Lost Note by November 8, 2005, (C) the Pledge Agreement is hereby terminated and (D) the Guarantee Agreement is hereby terminated. The Trust and
Livingston agree to file a UCC-3 Termination Statement with the Secretary of
State of the State of Delaware evidencing the release of the security interest created by the Pledge Agreement promptly after receipt of the Cash Payment.
Notwithstanding anything to the contrary contained in the foregoing, in the event the Shares and/or the Cash Payment are not delivered to Livingston in accordance with sub-clause (a) above, the Trust and Livingston may (i) extend the due date for receipt of the Shares and/or the Cash Payment or (ii)(a)
rescind this Termination Agreement and the more Definitive Documentation and (b)
return the Warrants and Shares, if delivered, in which case the transactions contemplated by the Term Sheet must be documented and consummated again.

     Section 3. Miscellaneous. This Termination Agreement is a contract made under and shall be construed in accordance with and governed by the laws of the state of New York (without regard to the choice of law principles thereof). This
Termination Agreement shall benefit and bind the parties hereto and their respective assigns, successors and legal representatives. This Termination
Agreement may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument. All titles or headings to the sections or other divisions of this Termination Agreement are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such sections, subsections or the divisions, such other content being controlling as to the agreement between the parties hereto. In the event of any dispute arising under this Termination Agreement, the parties agree to submit such dispute to arbitration pursuant to the rules of the American Arbitration Association in New
York.

     IN WITNESS WHEREOF, the parties hereto have caused this Termination
Agreement to be executed as of the date first above written.

                             MACKIN CHARITABLE REMAINDER TRUST

                             By: /s/Adrenee English
                                 ------------------
                             Name: Adrenee English
                             Title:  Trustee

                             CEDRIC KUSHNER BOXING, INC.

                             By: /s/ James DiLorenzo
                                 -------------------
                             Name: James DiLorenzo
                             Title: Executive Vice President

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                             LIVINGSTON INVESTMENTS, LLC

                             By: /s/ Chester F. English
                                 ----------------------
                             Name: Chester F. English III
                             Title: Managing Member

                             BIG CONTENT, INC.

                             By: /s/ James DiLorenzo
                                 -------------------
                             Name: James DiLorenzo
                             Title: Executive Vice President

                             CEDRIC KUSHNER PROMOTIONS, INC.

                             By: /s/ James DiLorenzo
                                 -------------------
                             Name: James DiLorenzo
                             Title: Executive Vice President

                             CEDRIC KUSHNER PROMOTIONS, LTD.

                             By: /s/ James DiLorenzo
                                 -------------------
                             Name: James DiLorenzo
                             Title: Executive Vice President

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